Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Kellie S. Pruitt	Robert Milligan
Chief Financial Officer	Director of Finance
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
kelliepruitt@htareit.com	robertmilligan@htareit.com

Healthcare Trust of America, Inc. Announces Intention to List on the NYSE

Scottsdale, Arizona (May 17, 2012) – Healthcare Trust of America, Inc. (“HTA”) announced today its intention to list its Class A common stock on the New York Stock Exchange (the “NYSE”) under the symbol “HTA”. The Class A common stock will be issued to all holders of HTA common stock upon conversion of HTA’s common stock into Class A, Class B-1, Class B-2 and Class B-3 shares in connection with a listing on a national securities exchange. HTA anticipates that its Class A common stock will be listed on NYSE on or about June 6, 2012. The completion of the listing is subject to certain conditions.

Listing

HTA’s board of directors has determined that the listing is in the best interest of the Company and its stockholders. Since becoming self-managed in January 2009, HTA has built a high quality medical office building portfolio, created a full-service operating platform capable of growing and managing its enterprise, and developed an investment grade balance sheet with low leverage and ample liquidity. HTA believes that the listing will enable HTA to continue the execution of its strategic plan, increase stockholder value, enhance the Company’s enterprise value, and provide access to more efficient, lower cost capital. HTA is listing at a time when publicly traded healthcare-focused REITs are trading at premiums to consensus net asset values, which HTA believes could unlock value for stockholders. HTA believes that the listing will also enhance its ability to continue to expand its enterprise capabilities. In addition, HTA believes the liquidity provided by trading on the NYSE will allow HTA to lower its overall cost of capital and gain access to previously untapped institutional investors.

The listing is intended to provide staged, phased-in liquidity to current stockholders beginning approximately 16 months before the September 2013 date as contemplated in the prospectus for HTA’s initial public offering filed on September 20, 2006.

Distributions

Upon a successful listing, the board of directors has determined that it is in the best interest of HTA’s stockholders to modify the payment of monthly distributions to an annualized rate of $0.575 per share beginning June 1, 2012. HTA anticipates that the June 2012 distribution will be paid by July 2, 2012 to stockholders of record on June 29, 2012 and will be paid on a quarterly basis thereafter. HTA believes this rate is competitive with HTA’s publicly traded company peers, and it will also increase HTA’s ability to reinvest in its business and grow its dividend year over year, thereby positioning HTA to maximize total stockholder value.

Director Stock Ownership Policy

The board of directors also determined that it would be appropriate to adopt a policy that each member of the board is expected to acquire at least 25,000 shares of HTA’s common stock no later than May 16, 2014. Shares acquired by any director as compensation for his or her services on the board will be excluded for purposes of this policy.

About Healthcare Trust of America

Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has built a portfolio of properties that totals approximately $2.5 billion based on purchase price and is comprised of approximately 12.4 million square feet of gross leasable area. As of March 31, 2012, HTA’s portfolio consisted of 245 medical office buildings and 19 other facilities that serve the healthcare industry, as well as two portfolios of mortgage loans receivable secured by medical office buildings located in 26 states.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements. These include statements regarding the listing of HTA’s Class A common stock on the NYSE and the declaration in payment of future distributions to its stockholders. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include information concerning possible or assumed future results of operations of HTA. The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;

•	retention of HTA’s senior management team;

•	financial stability and solvency of HTA’s tenants;

•	supply and demand for operating properties in the market areas in which HTA operates;

•	HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in HTA’s credit facilities;

•	changes in HTA’s credit ratings;

•	HTA’s ability to remain qualified as a REIT;

•	the failure to list on the NYSE as contemplated; and

•	the risk factors set forth in HTA’s 2011 Annual Report on Form 10-K for the year ended December 31, 2011 and its quarterly report in Form 10-Q for the quarter ended March 31, 2012.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of HTA.

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